EXHIBIT 99.1

O.I. Corporation Announces Results for Third Quarter 2008

and Fourth Quarter Dividend

College Station, Texas, November 10, 2008 - O.I. Corporation (NASDAQ: OICO) today announced its results for the three and nine months ended September 30, 2008, along with a fourth quarter dividend.

For the Third Quarter Ended September 30, 2008

Revenue increased to $6,621,000, compared to $6,464,000 for the same period in 2007. Operating income totaled $252,000, down from $332,000 during the third quarter of 2007. OI generated net income of $142,000, or $0.06 per diluted share, compared to net income of $401,000, or $0.14 per diluted share, for the third quarter of 2007.

For the Nine Months Ended September 30, 2008

Net revenues were $21,992,000 in 2008, compared to $20,337,000 for the same period of the prior year. Operating earnings totaled $963,000 in 2008, compared to a loss of $297,000 in the prior year. Year-to-date net income was $573,000, or $0.22 per diluted share, compared to net income of $342,000, or 0.12 per diluted share, in 2007.

J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer commented:

"Our sales efforts are generating positive results as demonstrated by revenue growth of over 20% in our laboratory-instrument product lines during the third quarter. Our total revenues are up over 8% for the year despite a 23% decline in MINICAMS® sales due to a lull in governmental projects. We expect improved MINICAMS® sales in future years as contracts are awarded for planned government projects and chemical-agent demilitarization facilities. Because of the change in our product mix and lower margins on certain of our service revenues, our third quarter operating earnings declined from $332,000 in 2007 to $252,000 this year, though we are substantially ahead of last year on a year-to-date basis.

"Our third quarter net earnings were negatively impacted by a loss of $409,000 on the liquidation of our investment portfolio during the third quarter. We also recorded a tax benefit during the third quarter of $285,000 in connection with uncertain tax positions which are no longer at risk.

"Through September, we have repurchased 93,000 shares of common stock through private and open-market transactions. Based on projected growth opportunities, we believe our stock has been undervalued, and we may continue to repurchase stock."

Don Segers, President and Chief Operating Officer, stated:

"We are pleased with our progress in growing our laboratory product revenues and are confident we can build on this success going forward. Our backlog is much improved as we begin the fourth quarter, which indicates we should experience continued sales growth to finish the year. This year, we have announced strategic alliances with Agilent Technologies, Inc., DANI Instruments, S.p.A., and Picarro, Inc., to broaden our product lines and distribution networks. These alliances have not yet impacted sales but should begin to have an impact during the first half of 2009.

"In addition, we continue to make good progress developing products utilizing our unique Total Organic Carbon ("TOC") technology originally developed for NASA and our first miniature mass spectrometer product using the patented ion-CCD technology. Both of these new technologies will provide opportunities to expand into markets where we currently have minimal presence, such as the TOC process market and unique mass spectrometry applications. We will also consider opportunities to license or OEM our new technologies in order to reach more markets. We feel OI is well positioned to increase sales and profitability in the future, though deteriorating economic conditions may temper our short-term growth opportunities."

O.I. CORPORATION

FINANCIAL HIGHLIGHTS

(in thousands, except earnings per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net revenues	$ 6,621	$ 6,464	$21,992	$20,337
Operating income (loss)	$ 252	$ 332	$ 963	$ (297)
Income (loss) before income taxes	$ (94)	$ 515	$ 481	$ 436
Provision (benefit) for income taxes	$ (236)	$ 114	$ (92)	$ 94
Net income	$ 142	$ 401	$ 573	$ 342

Basic earnings per share	$0.06	$0.14	$0.22	$0.12
Diluted earnings per share	$0.06	$0.14	$0.22	$0.12

Dividend Declaration

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per common share payable on November 26, 2008, to shareholders of record at the close of business on November 11, 2008.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as "may", "will," "anticipate," "believe," "expect," "project," or "intend". All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com. Please refer to "Part 1, Item 1A - Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2007, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's worldwide web site at:

http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer and Chief Financial Officer

979-690-1711